Global Gold Corporation Announces Commencement of Production at Santa
 Candalaria and Further Exploration in both Chile and Armenia at Annual Meeting


     Greenwich, CT--July 13, 2005 --Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) held its annual shareholders meeting today and announced that it commenced small scale production at its Santa Candalaria mine in Chile. In addition, the company announced that its drilling programs at the same property in Chile as well as at its Hankavan property in Armenia have commenced. By an over Eighty-Seven percent vote, the shareholders re-elected the current Board of Directors and expressed support for the company's strategy and development. Re-elected as directors were: Drury J. Gallagher-Chairman, Van Z. Krikorian- President, and independent directors Nicholas Aynilian of NJA Investments, Ian Hague partner at Firebird Management, LLC, and Mike Mason owner of Mineral Services, LLC.

     Global Gold acquired the Santa Candalaria mine in 2003 from the previous operators, and conducted IP testing and other exploration on the property leading to the current drilling program in the identified alteration zone. After preparatory works were completed, production commenced today on one of the vein structures previously mined at an anticipated rate of 600 tons per month with sales to the Chilean smelter Enami. In other developments, Lester Caesar, previously Chief Accounting Officer became the company's Chief Financial Officer, and Allen Roth, PA was selected as the company's outside auditor.


     Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Chile and Armenia. Global Gold Corporation is located at 104 Field Point Road, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.

     To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

              Contact: Drury J. Gallagher-- ggc@globalgoldcorp.com